Exhibit 2.5

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND BETWEEN

LIQUID TRADING HOLDINGS LIMITED

AND

JOSEPH GAMBERALE, EDWARD FEIGELES,

D&L PARTNERS, L.P., DOUGLAS J. VON ALLMEN AND JOHN ALLEN

Dated December 30, 2011

ARTICLE VII ADDITIONAL OBLIGATIONS OF THE PARTIES	18
7.1 Confidentiality	18
7.2 Further Assurances	18
7.3 Initial Public Offering; Holding Company Documents	18
7.4 Tax Matters	19
ARTICLE VIII NON-COMPETITION AND NON-SOLICITATION	19
8.1 Non-Competition	19
8.2 Non-Solicitation	19
8.3 Acknowledgment	20
ARTICLE IX CONDITIONS PRECEDENT TO THE MEMBERS’ OBLIGATIONS TO CLOSE	20
9.1 Accuracy of Representations	20
9.2 Covenants	20
9.3 No Proceedings	20
9.4 Closing Deliveries	21
ARTICLE X CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE	21
10.1 Accuracy of Representations	21
10.2 Covenants	21
10.3 No Proceedings	21
10.4 Closing Deliveries	21
10.5 Required Consents	21
10.6 Material Adverse Effect	21
ARTICLE XI TERMINATION	21
11.1 Termination Events	21
11.2 Effect of Termination	22
ARTICLE XII SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS	22
12.1 Representations and Warranties	22
12.2 Covenants	22
ARTICLE XIII INDEMNIFICATION	22
13.1 Indemnification and Payment of Damages by the Seller Parties	22
13.2 Indemnification and Payment of Damages by Buyer	23
13.3 General Indemnification Procedures	24
13.4 Procedures for Indemnification — Third Party Claims or Proceedings	24
13.5 Limitations	26
13.6 Remedies; Adjustment	26
ARTICLE XIV GENERAL PROVISIONS	26
14.1 Expenses	26
14.2 Public Announcements	26
14.3 Notices	27
14.4 Jurisdiction; Service of Process	27
14.5 Waiver	28
14.6 Entire Agreement and Modification	28
14.7 Assignment	28
14.8 Severability	28
14.9 Article and Section Headings, Construction	28
14.10 Waiver of Jury Trial	28
14.11 Governing Law	28
14.12 Counterparts	29

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 30th day of December, 2011, by and among Liquid Trading Holdings Limited, a company incorporated under the laws of Guernsey (“Buyer”), Joseph Gamberale (“Gamberale”), D&L Partners, L.P. (“D&L Partners”), Edward Feigeles (“Feigeles”), John Allen (“Allen” and together with Gamberale, D&L Partners and Feigeles, the “Members” each a “Member”) and Douglas J. Von Allmen (“Von Allmen” and together with the Members, the “Seller Parties” and each a “Seller Party”). Buyer and the Seller Parties are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

BACKGROUND

WHEREAS, the Members currently own all of the membership interest units of Centurion Capital Group, LLC, a Florida limited liability company (the “Company”); and

WHEREAS, the Members desire to sell, and Buyer desires to purchase, all of the membership interest units of the Company pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by agreement or otherwise (including, for the avoidance of doubt, a general partner or manager).

“Affiliated Group” means any affiliated group within the meaning of IRC § 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization), including the satisfaction of any requirement to pay any fees or other amounts under any Contract, arising in connection with the transactions contemplated hereby.

“Contract” means any agreement, contract, license, sublicense, lease, sublease, instrument or binding commitment or arrangement.

“Damages” means any and all damages, dues, Taxes, liabilities, obligations, disbursements, deficiencies, diminution in value, claims, demands and suits, penalties or settlements, fines, costs, losses and expenses of any kind or nature, whether foreseeable or unforeseeable, including, without limitation, interest, penalties, legal, accounting, other professional fees and expenses or other costs and expenses incurred in the investigation, collection, prosecution or defense of and all actions, suits, Proceedings, demands, assessments, judgments, settlements and compromises, that may be imposed on or otherwise incurred or suffered including any and all direct, indirect, consequential, incidental, exemplary and punitive damages, in each case, whether or not covered by insurance or a third party, whether such matters arise out of contract, tort, violation of law or any other theory and whether such matters are brought or initiated by a Person or a Governmental Body.

“Disclosure Schedules” means, collectively, those schedules delivered by the Members attached to this Agreement that set forth the facts and circumstances that qualify or are otherwise required by the Members’ representations and warranties in this Agreement.

“EBIT” means, for a particular period, the net income of the Company, determined in accordance with GAAP, before taking into consideration interest and taxes, calculated in a manner consistent with past practice.

“EBITDA” means, for a particular period, the net income of the Company, determined in accordance with GAAP, before taking into consideration interest, taxes, depreciation and amortization, calculated in a manner consistent with past practice.

“Encumbrance” means any charge, claim, equitable interest, lien, option, pledge, security interest, right of first refusal, or any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authorization” means any approval, consent, license, permit, certification, registration, waiver, or other authorization issued, granted, given, required, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority, or any other authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or tribunal (or any department, bureau or division thereof).

“Holding Company” means (i) Liquid Trading Holdings Limited, a company incorporated under the laws of Guernsey or (ii) any other holding company that (x) immediately prior to the earlier of its Initial Public Offering or the Outside Date, as applicable, is controlled by, or is under common control with, the LTI Class A Members, and (y) holds, directly or indirectly, the equity interests of the Company. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by agreement or otherwise.

“Holding Company Shares” means the ordinary shares (or the applicable equivalent thereof) of the Holding Company.

“Initial Public Offering” means the Holding Company’s first floatation of Holding Company Shares on a stock exchange.

“IPO Per Share Price” means the per share price for the Holding Company Shares offered to the public in the Initial Public Offering.

“IRC” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, court order, Consent, decree, regulation, license, permit, statute, or treaty.

“LTI Class A Members” means the Persons holding a majority of the Class A Interests of Liquid Trading Int’l, LLP as of the date of this Agreement.

“Material Adverse Effect” means, with respect to a particular Person, any event, fact, circumstance or condition that, individually or in the aggregate with any other such events, facts, circumstances or conditions, has had or would be reasonably expected to have (a) a material adverse effect on the business, results of operations, assets, financial condition or prospects of such Person and its subsidiaries (if any), taken as a whole, or (b) a material impairment of such Person’s ability to consummate the transactions contemplated hereby.

“Member Loans” means those certain loans made by Feigeles and D&L Partners, respectively, described on Schedule III attached hereto.

“Operating Agreement” means that certain Amended Operating Agreement of the Company executed by and among the Company and each of the Members.

“Organizational Documents” means the Certificate or Articles of Incorporation and Bylaws of a corporation, the Articles or Certificate of Formation and Operating Agreement of a limited liability company and the Certificate or Articles of Limited Partnership and Partnership Agreement of a limited partnership, and any amendments to the foregoing.

“Outside Date” means January 1, 2014.

“Party” or “Parties” has the meaning defined in the introductory paragraph of this Agreement.

“Permitted Encumbrances” means with respect to a particular Person, any (a) mechanics’, materialmen’s, landlord’s and similar liens, in each case, which do not have a material impact on such Person’s assets or business, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, in each case, that are reflected on such Person’s financial statements, and (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Legal Requirements.

“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Proceeding” means any action, arbitration, audit, claim, grievance, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Representative” means with respect to a particular Person, any manager, director, partner, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Restricted Party” means any of the Seller Parties and their respective Affiliates.

“Restricted Territory” means anywhere in the United States or the United Kingdom.

“Restriction Period” means (i) 2 years after the Closing Date, or (ii) in the case of any Member that is employed by or otherwise performs services on behalf of the Company, the later of (A) 2 years after the Closing Date and (B) 2 years after the termination of such Member’s services or employment with the Company.

“Straddle Period” shall mean any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Tax” and “Taxes” means (a) all income, gross receipts, franchise, estimated, excise, transfer, severance, value added, ad valorem, sales, use, wage, payroll, workmen’s compensation, employment, withholding, social security, alternative minimum, add-on minimum, occupation, and real and personal property taxes; taxes measured by or imposed on capital; levies, imposts and duties; license and legislation fees; other taxes imposed by any Governmental Body, including assessments in the nature of taxes; interest, penalties, fines, assessments and deficiencies relating to any tax or taxes; (b) liability for the payment of any amounts of the type described in clause (a) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax return relating thereto); and (c) liability for the payment of any amounts of the type described in clause (a) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Units” means the membership interest units of the Company (including, without limitation, any such membership interest units issued upon conversion or exchange of the Member Loans).

ARTICLE II

PURCHASE AND SALE; CLOSING

2.1 Purchase and Sale of Units.

(a) Subject to the terms and conditions set forth in this Agreement, the Members hereby agree to sell, and Buyer hereby agrees to purchase, the Units, for the consideration specified in this Section 2.1 below. Each Member hereby consents to such sale and transfer of Units by each of the other Members and waives any otherwise applicable notice, consent or other rights they may have under the Operating Agreement with respect to such sales and transfers.

(b) The maximum aggregate consideration to be paid by Buyer for the Units is $13,600,000 (the “Purchase Price”), of which $1,000 shall be payable in cash at Closing (the “Cash Consideration”) and the remainder shall be payable by the issue of Holding Company Shares upon and subject to the terms set forth in Section 2.4 below and subject to adjustment as provided in this Agreement.

2.2 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Reed Smith LLP, 599 Lexington Avenue, 22nd Floor, New York, NY 10022, or at such other place or time and in such manner (including by email, fax or other electronic means) as the Parties may agree, provided, however, that all conditions precedent and other matters required to be completed as of the Closing Date have been completed or waived pursuant to the terms hereof. The date on which the Closing actually occurs is referenced herein as the “Closing Date”.

2.3 Closing Deliveries. At the Closing:

(a) The Members will deliver to Buyer:

(i) Evidence satisfactory to Buyer that all Member Loans have been converted or exchanged in full to Units prior to Closing and that any promissory notes or other documentation evidencing such Member Loans have been terminated and indefeasibly satisfied in full;

(ii) Payment to Liquid Trading Management, LLC in the amount of $481,424.76 by wire transfer or other immediately available funds to the account(s) designated thereby as reimbursement for Company expenses and other amounts paid on our prior to the Closing Date;

(iii) Payment to Buyer or its designee in the amount of $70,000 by wire transfer or other immediately available funds to the account(s) designated thereby as payment for the Closing Date trading deficit of the Company;

(iv) a Certificate of Good Standing (or equivalent document) for the Company issued by the Florida Secretary of State and each other jurisdiction in which the Company is qualified to do business, in each case dated not more than ten (10) days prior to the Closing Date;

(v) a certificate duly executed by the Members certifying that the conditions set forth in Sections 10.1 and 10.2 have been satisfied; and

(vi) duly executed copies of all other agreements, certifications, and other documents reasonably requested by Buyer to be executed and delivered by the Members at the Closing.

(b) Buyer will deliver to the Members:

(i) the Cash Consideration; and

(ii) duly executed copies of all other agreements, certifications, and other documents reasonably requested by the Members to be executed and delivered by Buyer at the Closing.

2.4 Holding Company Shares. The Holding Company Shares to be issued to the Members pursuant to the terms of this Agreement shall be issued, in accordance with the Companies (Guernsey) Law, 2008, as amended, as follows:

(a) If an Initial Public Offering is consummated prior to the Outside Date, then:

(i) the Members shall be issued a number of Holding Company Shares in connection with such Initial Public Offering equal to, in the aggregate, the number obtained by dividing (x) $8,331,096 by (y) the IPO Per Share Price; and

(ii) if either (x) the Company’s average monthly EBIT for the last three full calendar months preceding the date of the Initial Public Offering equals or exceeds $250,000 per month or (y) the Company’s EBITDA for the last full fiscal quarter ended prior to the date of Initial Public Offering equals or exceeds $750,000, the Members shall be issued an additional number of Holding Company Shares in connection with such Initial Public Offering equal to, in the aggregate, the number obtained by dividing (A) $5,268,904 by (B) the IPO Per Share Price.

Notwithstanding the foregoing, if the Initial Public Offering occurs during the first 10 days of the applicable calendar month, then for purposes of determining whether the EBIT targets under subclause (ii)(x) above have been satisfied, the Buyer shall have the option to exclude the calendar month ended immediately prior to the Initial Public Offering Date from such EBIT calculation. For example, if the Initial Public Offering occurs on January 8th, then the Buyer may elect to exclude December from the EBIT calculations and determine satisfaction of the target under subclause (ii)(x) solely based on the average monthly EBIT for the months of October and November.

(b) If an Initial Public Offering has not been consummated as of the Outside Date, then as promptly as practicable following such date:

(i) the Members shall be issued a number of Holding Company Shares equal to, in the aggregate, 3.029% of the issued and outstanding share capital of the Holding Company; and

(ii) if either (x) the Company’s average monthly EBIT for the last three full calendar months preceding the Outside Date equals or exceeds $250,000 per month or (y) the Company’s EBITDA for the last full fiscal quarter ended prior to the Outside Date equals or exceeds $750,000, the Members shall be issued an additional number of Holding Company Shares equal to, in the aggregate, 1.916% of the issued and outstanding share capital of the Holding Company such that the aggregate number of Holding Company Shares issued pursuant to subclauses (i) and (ii) of this Section 2.4(b) equals 4.945% of the issued and outstanding share capital of the Holding Company as of the Outside Date.

(c) Notwithstanding anything contained in the Operating Agreement to the contrary, the Members hereby direct that (x) any Holding Company Shares to be issued to the Members under Section 2.4(a)(i) or 2.4(b)(i) of this Agreement shall be distributed among the Members as set forth on Schedule I attached hereto and (y) any Holding Company Shares to be issued to the Members under Section 2.4(a)(ii) or 2.4(b)(ii) of this Agreement shall be distributed among the Members as set forth on Schedule II attached hereto. The Members each agree to cooperate and take any and all further actions reasonably necessary in connection with the allocations and distributions described in the preceding sentence.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

Each Member represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date, except as set forth in the Disclosure Schedules numbered to correspond to the Section of this Article III to which such exception relates.

3.1 Capacity; Binding Obligation. If such Member is an individual, the Member is of legal age and has the capacity to execute and deliver this Agreement and to perform the Members’ obligations hereunder. If such Member is an entity, such Member is duly formed, validly existing and in good standing in its jurisdiction of formation. This Agreement constitutes the legal, valid, and binding obligation of the Member, enforceable against the Member in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity).

3.2 No Conflict. The execution, delivery and performance of this Agreement by the Member will not, directly or indirectly (with or without notice or lapse of time) (a) violate any Legal Requirement, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Body, (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of any obligation under, or create in any Person the right to accelerate any obligation under, terminate, modify, or cancel, any agreement, Contract, lease, license, instrument, or other arrangement to which the Member is a party or by which the Member is bound or to which any of the Member’s assets are subject, or (c) in the case of any Member that is an entity, any provision of the Organizational Documents of such Member.

3.3 Units.

(a) The Units being sold by the Member represent validly issued, fully paid and non-assessable membership interest units of the Company and are being delivered free and clear of all Encumbrances other than any restrictions on transfer under applicable securities laws.

(b) Except for this Agreement, (i) the Units being sold by the Member are not subject to any preemptive rights, rights of first refusal, rights of rescission, or similar rights and (ii) there are no outstanding equity awards, options, warrants, calls, rights, exchangeable or convertible securities, commitments or agreements of any character, written or oral, relating to such Units.

3.4 Brokers or Finders. The Member has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

WITH RESPECT TO THE COMPANY

The Members jointly and severally represent and warrant to Buyer that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date, except as set forth in the Disclosure Schedules numbered to correspond to the Section of this Article IV to which such exception relates.

4.1 Organization and Good Standing. The Company is a duly organized limited liability company and is validly existing and in good standing under the laws of the State of Florida, with full power and authority to conduct its business as it is now being conducted and to own or use the properties or assets that it purports to own or use. The Company is duly qualified and authorized to transact business as a foreign limited liability company and is in good standing in every jurisdiction where required by applicable Legal Requirements.

4.2 No Conflict. The execution, delivery and performance of this Agreement by the Members will not, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with, or result in a violation of (x) any provision of the Organizational Documents of the Company, or (y) any resolution adopted by the Members or the managers of the Company;

(b) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or applicable to its business; or

(c) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract.

4.3 Financial Statements. The total assets and liabilities of the Company as of the date hereof are as set forth on Schedule 4.3 attached hereto. Schedule 4.3 fairly presents, in all material respects, the financial condition of the Company as of the date hereof.

4.4 Books and Records. The minute books, equity transfer records and other records of the Company, all of which have been provided to Buyer prior to the execution of this Agreement, are true, complete and correct.

4.5 Title to Assets; Encumbrances.

(a) The Members have provided, or have caused the Company to provide, Buyer with all leases and other agreements pursuant to which the Company holds any leasehold estates and other rights to use or occupy any land, buildings or other interests in real property that are used by the Company (the “Leased Real Property”). The Company does not own any land, buildings or have any other interest in any real property (other than the leasehold estates described above). With respect to the Leased Real Property (i) the use of the Leased Real Property by the Company complies with all applicable zoning and similar requirements; (ii) there are no leases, subleases or other agreements granting to any party, other than the Company, the right of use or occupancy of any portion of the Leased Real Property; and (iii) the Leased Real Property is fit and sufficient for the operation of the business of the Company as currently conducted in the ordinary course.

(b) The Company has good and marketable title to, or, in the case of leased or licensed properties and assets, a valid leasehold or license interest in, all of the properties and assets (whether real, personal, or mixed and whether tangible or intangible) used by the Company (collectively, the “Operating Assets”). The Operating Assets include all of the assets and rights of the Company that are necessary or material to the operation of the Company and its business as currently conducted in the ordinary course.

(c) All of the Company’s properties and assets are free and clear of all Encumbrances other than Permitted Encumbrances.

4.6 Compliance with Legal Requirements; Governmental Authorizations. The Company is, and has been, in compliance with each Legal Requirement that is or was applicable to it, the conduct of its business, and the ownership or use of any of its assets. Neither the Company nor any its Affiliates have received any notice or communication from any Governmental Body regarding any actual or alleged violation of, or failure to comply with, any Legal Requirement.

4.7 Legal Proceedings. There is no pending or, to the knowledge of the Members, threatened Proceeding: (a) that has been commenced by or against the Company (or that relates to its business); or (b) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. There is no judgment, decree, injunction, rule or order of any Governmental Body or arbitrator outstanding against the Company. There has been no reservation of rights by any insurance carrier, and, to the knowledge of the Members, no such reservation is threatened, concerning the coverage of the Company with respect to any matter described in this Section 4.7.

4.8 Material Contracts; No Defaults. Section 4.8 of the Disclosure Schedules sets forth all Contracts which are material to the operation of the Company and/or its business, including, without limitation, the following Contracts to which the Company is a party (all such Contracts are referred to collectively as the “Material Contracts”):

(a) each partnership, joint venture or similar agreement entered into by the Company with another Person;

(b) each Contract pursuant to which the Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness or under which the Company has imposed (or may impose) a security interest or lien on any of its assets, whether tangible or intangible;

(c) each Contract not terminable on sixty (60) days’ notice;

(d) each Contract relating to employment or consulting, and each severance or indemnification agreement or arrangement;

(e) each Contract to which the Company is a party limiting the rights of the Company (i) to engage in, or to compete with any Person in, any business, including each Contract containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by the Company or (ii) to solicit any Person;

(f) all licenses and licensing agreements, and any agreements pertaining to any Intellectual Property Rights;

(g) each real property lease; and

(h) all management agreements, operating agreements, services agreements, agreements with traders and other agreements relating to the operation and maintenance of the Company or its business.

All Material Contracts are valid, in full force and effect, and binding upon the Company and the other parties thereto in accordance with their terms. All obligations to be performed under the terms of the Material Contracts have been performed to the extent such obligations to perform have accrued, and no act or omission by the Company has occurred or failed to occur which, with the giving of notice, the lapse of time or both would constitute a default under the Material Contracts. The Members have delivered, or have caused the Company to delver, to Buyer complete and correct copies of all of the Material Contracts, together with all amendments thereto, including accurate descriptions of all oral agreements.

4.9 Brokers or Finders. The Company has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the transactions contemplated hereby.

4.10 Absence of Changes.

(a) Since December 31, 2010, the Company conducted its business in the ordinary course of business, consistent with good industry practice (including the collection of receivables, the payment of payables and the making of capital expenditures), and there has not been any Material Adverse Effect.

(b) Without limiting the generality of the foregoing, since December 31, 2010, except as set forth in Section 4.10 of the Disclosure Schedules, the Company has not:

(i) amended any of the Organizational Documents;

(ii) entered into any transaction which could reasonably be expected to have a Material Adverse Effect;

(iii) acquired, encumbered, disposed of, sold, leased, licensed or transferred any assets or properties, or made any commitment to do so, except in the ordinary course of business consistent with good industry practice;

(iv) adopted or changed any method of accounting (including any method of Tax accounting);

(v) made, changed or revoked any Tax election or entered into any Contract or arrangement with respect to Taxes, except to the extent required by applicable Legal Requirements;

(vi) waived or extended the statute of limitations in respect of Taxes, settled or compromised any Tax liability, or surrendered any right or claim for a Tax refund;

(vii) acquired, or agreed to acquire, any business or Person, whether by merger or consolidation, purchase of assets or equity securities or any other manner; or

(viii) committed to do any of the foregoing referred to in clauses (i)-(vii).

4.11 Intellectual Property.

(a) Section 4.11(a) of the Disclosure Schedules contains a complete and accurate list of all trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; patents, including, without limitation, any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing; copyrights, including any registrations and applications for any of the foregoing; software, and any computer programs, databases and compilations, websites, and documentation for the foregoing; trade secrets, technology, and other confidential information, know-how, proprietary processes, models, and methodologies used by the Company or its business (collectively, the “Intellectual Property Rights”). All renewal and maintenance fees and other costs and expenses in respect of the Intellectual Property Rights have been duly paid.

(b) Except as set forth in Section 4.11(b) of the Disclosure Schedules, (i) the Company owns or licenses, or otherwise has the exclusive right to use, and has the right to bring actions for the infringement of the Intellectual Property Rights, (ii) the Company has not infringed on, misappropriated or violated any intellectual property rights of any third Persons and (iii) no third Person has infringed on, misappropriated or violated any Intellectual Property Rights.

4.12 Insurance. Section 4.12 of the Disclosure Schedules sets forth a list of all fire, theft, casualty, liability and other insurance policies insuring the Company or its properties or interests therein, specifying with respect to each such policy the name of the insurer, the risk insured against, the limits of coverage and the deductible amount (if any). All such policies are outstanding and in full force and effect and will remain so through the Closing. There is no default with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. All amounts of coverage, premiums, deductibles and limits for the insurance policies listed on Section 4.12 of the Disclosure Schedules are consistent with the amounts of coverage, premiums, deductibles and limits used by similar companies in the industry of the Company and are sufficient to cover the assets and operations of the Company.

4.13 No Undisclosed Liabilities. The Company is not subject to any liability (including unasserted claims), whether absolute, contingent, accrued or otherwise, other than (a) liabilities set forth on Schedule 4.3 and (b) liabilities set forth in Section 4.13 of the Disclosure Schedules.

4.14 Taxes.

(a) (i) The Company has filed (or has requested an appropriate extension to file) all Tax Returns for Taxes required to be filed; (ii) all such Tax Returns are complete and accurate in all respects; (iii) all Taxes (whether or not shown on any Tax Return) owed by the Company have been timely paid; (iv) the Company has not waived any statute of limitations in respect of Taxes which waiver is currently in effect; (v) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes of the Company and, to the knowledge of the Members, no basis exists therefor; (vi) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns have been paid in full; and (vii) all Taxes which the Company is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, or reserved against and entered on the books of the Company.

(b) The Company is currently, and since its date of formation has been, treated as a partnership for United States federal income tax purposes and shall be treated as a partnership for United States federal income tax purposes as of the Closing Date.

4.15 Employee Matters/Employee Benefits.

(a) Section 4.15(a) of the Disclosure Schedules contains (i) the names of all Persons who are employees of the Company, whether such employees are full time employees, part time employees, on short term or long term disability or on leave of absence pursuant to any of such employer’s policies, The Family Medical Leave Act of 1993 or other similar local law (the “Employees”), as well as (ii) each Employee’s current base salary and job title. The Company does not provide any post-employment welfare benefits for any of its current or former employees (including, but not limited to, the Employees), except as may be required under Section 4980B of the IRC.

(b) All employee welfare benefit plans established or maintained by or on behalf of the Company, or with respect to which the Company has contributed, is required to contribute, or may have any liability, are listed on Section 4.15(c) of the Disclosure Schedules (the “ERISA Welfare Plans”). All employee pension benefit plans, established or maintained by or on behalf of the Company, or with respect to which the Company has contributed, is required to contribute, or may have any liability, are listed on Section 4.15(c) of the Disclosure Schedules (the “ERISA Pension Plans” together with the ERISA Welfare Plans and any other fringe benefit, incentive or deferred compensation or other employment benefit plan or employment, consulting, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention or termination contract between the Company on the one hand, and an individual, on the other hand, the “Employee Benefit Plans”).

(c) With respect to each Employee Benefit Plan, the Members have provided, or have caused the Company to provide, Buyer with correct and complete current copies of (i) each such Employee Benefit Plan, including all amendments to such plans, (ii) all summary plan descriptions and the most recent benefits booklet provided to employees utilized in the operation of the Company, (iii) the most recent annual report on Form 5500 required to be filed with the IRS with respect thereto (if any) and (iv) all material communications received from the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor or any other Governmental Body (including a description of any oral communication) during the last two years.

(d) All benefits due under each Employee Benefit Plan have been timely paid and there is no lawsuit or claim, other than routine uncontested claims for benefits, pending, or threatened against any Employee Benefit Plan or the fiduciaries of any such plan or otherwise involving or pertaining to any such plan.

(e) With respect to each Employee Benefit Plan and any other similar arrangement or plan either currently or previously terminated, maintained, or contributed to by any entity which either is currently or was previously under common control with the Company as determined under IRC Section 414, no event has occurred and no condition exists that after the Closing could result in any liability (including liability under any indemnification agreement) under Sections 280G, 4975, 4980B or 4999 of the IRC or Section 502, 601, 606 or 4201 of ERISA. With respect to each Employee Benefit Plan and any other similar arrangement or plan either currently or previously terminated, maintained, or contributed to by any entity which either is currently or was previously under common control with the Company as determined under IRC Section 414, no such plan or arrangement constitutes a multiple employer plan under Section 3(37) of ERISA. Each Employee Benefit Plan has been administered and documented in compliance with such plan’s terms and all Legal Requirements. No agreement, commitment, or obligation exists to increase any benefits under any Employee Benefit Plan or to adopt any new Employee Benefit Plan. No Employee Benefit Plan has any unfunded benefits.

(f) No Employee Benefit Plan provides for any accelerated payments, deemed satisfaction of goals or conditions, new or increased benefits, or vesting conditioned in whole or in part upon a change in control of the Company and the Company does not provide any benefits to its employees through a “multiple employer welfare arrangement,” as defined in Section 3(40)(A) of ERISA. As of the Closing, neither the Company nor any of its Affiliates maintain or otherwise contribute to any defined benefit plans as defined under ERISA section 3(35).

(g) There have been no written statements or communications made or materials provided to any Employee by any Person acting for or on behalf of either of the Company or its Affiliates that provide for or would reasonably be construed as a Contract or promise by the Company or its Affiliates to provide for any pension, welfare, or other insurance-type benefits to any such employee or former employee, whether before or after retirement, other than benefits under the Employee Benefit Plans.

4.16 Governmental Authorizations. The Company owns or possesses all Governmental Authorizations which are necessary for the operation of the Company and its business, each of which is set forth on Section 4.16 of the Disclosure Schedules. No loss or expiration of any Governmental Authorization is pending or, to the knowledge of the Members, threatened, other than expiration in accordance with the terms thereof. Neither the Company nor its Affiliates have received any notice of any alleged violation of any Governmental Authorization. The Company is and has been in compliance with the terms and requirements of each Governmental Authorization.

4.17 Capitalization; Subsidiaries.

(a) The ownership table set forth on Section 4.17(a) of the Disclosure Schedules sets forth the current ownership structure of the Company and, except for this Agreement, (i) there are no Contracts for the issuance, sale or transfer of any membership interests units or any equity or other securities of the Company, (ii) the membership interest units of the Company are not subject to any preemptive rights, rights of first refusal, rights of rescission, or similar rights and (iii) there are no outstanding equity awards, options, warrants, calls, rights, exchangeable or convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity or other security or interest in the Company.

(b) The Company does not have any subsidiaries and does not presently, and did not previously, own or control, directly or indirectly, any interest in any other Person, and the Company is not a participant in any joint venture or similar arrangement.

4.18 Transactions with Affiliates. Other than the Member Loans, neither the Members nor any of their Affiliates is, or has been, party to any Contract with the Company or otherwise relating to the Company’s business and neither the Members nor any of their Affiliates own any asset, tangible or intangible, which is used in the business of the Company.

4.19 Accuracy of Information. No representation or warranty by the Members in this Agreement and no statement contained in the Disclosure Schedules to this Agreement contains any untrue statement of fact, or omits to state a fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. Neither this Agreement nor any other document delivered to Buyer by the Members, the Company or their Affiliates contain any untrue statement of fact.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Members that the statements contained in this Article V are true and correct as of the date hereof and as of the Closing Date, except as set forth in the Disclosure Schedules numbered to correspond to the Section of this Article V to which such exception relates.

5.1 Organization and Good Standing. Buyer is a duly incorporated company and is validly existing under the laws of Guernsey.

5.2 Authority; No Conflict.

(a) Buyer has all right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) The execution, delivery and performance of this Agreement will not, directly or indirectly (with or without notice or lapse of time) contravene, conflict with, or result in a violation of (i) any provision of the Organizational Documents of Buyer or (ii) any resolution adopted by the directors or shareholders of Buyer.

5.3 Legal Proceedings. There is no pending or, to the knowledge of Buyer, threatened, Proceeding against Buyer that would reasonably be expected to have the effect of preventing, making illegal, or otherwise materially interfering with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by Buyer.

5.5 Brokers or Finders. Buyer has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VI

COVENANTS OF THE MEMBERS PRIOR TO CLOSING DATE

6.1 Access and Investigations. Between the date hereof and the Closing Date, and for purposes of Buyer’s due diligence investigation regarding the transactions contemplated by this Agreement, the Members and their Representatives will, and will cause the Company to, during normal business hours, or such other hours as are reasonable under the circumstances, and subject to applicable Legal Requirements: (a) afford Buyer and its Representatives with reasonable access to the books, records, documents and facilities of the Company; (b) provide Buyer and its Representatives with copies of all such Contracts, books and records, and other existing documents and data as Buyer and its Representatives may reasonably request; and (c) afford Buyer and its Representatives with access to the Representatives of the Company to discuss the business, financial condition and prospects of the Company and its business.

6.2 Operation of the Company. Except with prior written consent of Buyer, from the date of this Agreement until the Closing, with respect to the Company, the Members shall, and shall cause the Company to: (a) carry on business in the usual, regular and ordinary course in substantially the same manner as theretofore conducted, (b) comply with all applicable Legal Requirements, (c) preserve intact the Company’s present business organization, (d) keep available the services of the present officers and employees, and (e) preserve the relationships with traders, customers, suppliers and any others having business dealings with the Company.

6.3 Negative Covenants. During the period commencing on the date of this Agreement and continuing until the Closing, except as expressly contemplated by this Agreement or to the extent that Buyer shall otherwise consent in writing, with respect to the Company, the Members shall not, and shall cause the Company not to:

(a) amend any of the Company’s Organizational Documents;

(b) change the compensation of any officers, employees, partners, agents, Representatives or consultants, pay or agree to pay any bonus or similar payment, make any advance (excluding advances for ordinary and necessary business expenses) or loan to any officers, employees, partners, agents, Representatives or consultants, or make any increase in, or any addition to, other benefits to which any officers, employees, partners, agents, Representatives or consultants may be entitled;

(c) make any amendment or terminate any Material Contract or enter into any Contract that would constitute a Material Contract;

(d) enter into any transaction which could reasonably be expected to have a Material Adverse Effect;

(e) acquire, encumber, dispose of, sell, lease, license or transfer any assets or properties, or make any commitment to do so, except in the ordinary course of business consistent with good industry practice;

(f) make, change or revoke any Tax election or enter into any Contract or arrangement with respect to Taxes, except to the extent required by applicable Legal Requirements;

(g) waive or extend the statute of limitations in respect of Taxes, settle or compromise any Tax liability, or surrender any right or claim for a Tax refund; or

(h) commit to do any of the foregoing referred to in clauses (a)-(g).

6.4 Consents. The Members shall, and shall cause the Company to, use reasonable best efforts to obtain as soon as practicable after the date of this Agreement all third-party required Consents, and give, as soon as practicable after the date of this Agreement, all required third-party notices.

ARTICLE VII

ADDITIONAL OBLIGATIONS OF THE PARTIES

7.1 Confidentiality. Each Seller Party shall, and shall cause its Representatives and Affiliates to, hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the reasonable opinion of such Seller Party’s counsel, by other applicable Legal Requirements, all Confidential Information (as hereinafter defined), and each Seller Party shall not, and shall cause its Representatives and Affiliates not to, disclose the Confidential Information to any Person or use the Confidential Information except as otherwise may be reasonably necessary to carry out the transactions contemplated by this Agreement, including any business or diligence review by or on behalf of such Seller Party. For the purposes hereof, “Confidential Information” shall mean all information of any kind disclosed by one Party or its Representatives or Affiliates to any Seller Party or its Representatives or Affiliates in connection with the transactions contemplated by this Agreement, except information (a) ascertainable or obtained from public or published information, (b) received from a third party not known by the receiving Party to be under an obligation to the disclosing Party or any of its Affiliates to keep such information confidential, (c) which is or becomes known to the public (other than through a breach of this Agreement), or (d) which was in the receiving Party’s or its Affiliates’ possession prior to disclosure thereof in connection herewith.

7.2 Further Assurances. From time to time, as and when requested by any Party hereto, the other Parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement (including, without limitation, any documents and agreements as the Buyer or its advisors may deem necessary or desirable in order for Holding Company Shares to be issued to the Members in compliance with all relevant securities laws). Each of the Seller Parties further agrees to use good faith efforts to participate in any subsequent capital raises by the Company on such terms as shall be mutually acceptable to the Parties.

7.3 Initial Public Offering; Holding Company Documents. In addition to the obligations of the Parties set forth in Section 7.2 above, each Seller Party acknowledges and agrees that, in connection with an Initial Public Offering and any transactions to be consummated in connection therewith, that they will execute any such other documents and provide such information as may be reasonably required by Buyer, the Holding Company or their respective advisers or underwriters (including, without limitation, any underwriting, lock-up or similar agreements). The Seller Parties further acknowledge and agree that (i) the Holding Company Shares to be issued to the Members pursuant to the terms hereof may be subject to legending requirements and restrictions on transfer as required by applicable securities laws and regulations and (ii) that nothing contained in this Agreement shall be construed as an obligation of either Buyer or the Holding Company to complete an Initial Public Offering or any other similar transaction.

7.4 Tax Matters.

(a) The Seller Parties shall be liable for, and shall pay, indemnify and hold harmless Buyer and its Affiliates from and against (i) any and all Taxes (x) imposed on the Seller Parties or (y) the Company at any time before the Closing, and (ii) all Taxes imposed on the Company, or for which the Company may otherwise be liable, for any taxable year or period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and as of the Closing Date. For purposes of calculating any indemnity payment pursuant to this Section 7.4, such amount shall not be reduced by any Tax benefit of any Tax deductions realized by either the Company or the Seller Parties with respect to the indemnified item or otherwise.

(b) For purposes of this Section 7.4, whenever it is necessary to determine the liability for Taxes of the Company for a Straddle Period, the determination of the Taxes of the Company shall be made by assuming that the Straddle Period consisted of two taxable years or periods, one which ended on and as of the Closing Date and the other which began immediately after the Closing Date, and items of income, gain, deduction, loss or credit of the Company shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed as of the Closing Date, provided, however, that exemptions, allowances or deductions that are calculated on an annual or periodic basis, such as the deduction for depreciation, or Taxes assessed on an annual or periodic basis, such as property Taxes, shall be apportioned between such two taxable years or periods on a daily basis.

(c) The Parties shall cooperate in preparing and filing all returns, reports and forms relating to Taxes, including by maintaining and making available to each other all records necessary in connection with filing any Tax returns and in resolving all disputes and audits with respect to all Taxes. The Parties acknowledge that the other Parties hereto may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information retained by the other Parties and therefore agree to (i) properly retain and maintain such records until such time as the Parties agree in writing that such retention and maintenance is no longer necessary and (ii) allow each of the other Parties hereto and their respective agents, auditors and representatives, at such times and dates mutually acceptable to the Parties, to inspect, review and make copies of such records as such Party or its agents, auditors or Representatives may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours or such other time agreed to by the Parties.

ARTICLE VIII

NON-COMPETITION AND NON-SOLICITATION

8.1 Non-Competition. During the Restriction Period, no Restricted Party shall, directly or indirectly, within the Restricted Territory own, manage, operate, develop, control, participate in the management or control of, or act as agent for, lend its name to or initiate or maintain or continue any interest whatsoever in a business competitive with the business of the Company.

8.2 Non-Solicitation. During the Restriction Period, no Restricted Party shall, directly or indirectly, induce or attempt to induce any employee of the Company or its Affiliates to leave such employment, provided, however, that generalized, non-targeted searches for employees through the publication of an advertisement or other public announcement, including, without limitation, newspaper or electronic job board postings, shall not be deemed a solicitation of any employee in violation of this Section 8.2.

8.3 Acknowledgment. The Parties acknowledge and agree that the covenants set forth in this Article VIII are reasonable with respect to period, geographical area and scope. Notwithstanding anything in this Article VIII to the contrary, if at any time, in any judicial proceeding, any of the restrictions stated in this Article VIII are found by a final order of a court’ of competent jurisdiction to be unreasonable or otherwise unenforceable under circumstances then existing, the Parties agree that the period, scope or geographical area, as the case may be, shall be reduced to the extent necessary to enable the court to enforce the restrictions to the extent such provisions are allowable under law, giving effect to the agreement and intent of the Parties hereto that the restrictions contained herein shall be effective to the fullest extent permissible. The Seller Parties acknowledge and agree that money damages would not be an adequate remedy for any breach or threatened breach of the provisions of this Article VIII and that, in such event, Buyer, its Affiliates or their respective successors or assigns shall, in addition to any other rights and remedies, be entitled to seek specific performance, injunctive and/or other relief from any court of competent jurisdiction in order to enforce or prevent any violations of the provisions of this Article VIII (including tolling the non-competition periods or the non-solicitation period as set forth below). Any injunction that may be determined by a court of competent jurisdiction to be available shall not require the posting of any bond or other security. In the event of an alleged breach or violation of any of the provisions of this Article VIII, the non-competition periods or the non-solicitation periods, as applicable, will be tolled until such alleged breach or violation is resolved.

ARTICLE IX

CONDITIONS PRECEDENT TO THE MEMBERS’

OBLIGATIONS TO CLOSE

The obligations of the Members to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions as of the Closing Date (any one or more of which may be waived):

9.1 Accuracy of Representations. The representations and warranties of Buyer contained herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except for those representations and warranties, expressly required to be made as of a particular date, which shall be true and correct as of such date and except for those representations and warranties that contain Material Adverse Effect or other materiality qualifications, which shall be true and correct in all respects).

9.2 Covenants. Each of the covenants and other agreements contained in this Agreement to be complied with by Buyer on or before the Closing Date shall have been complied with in all material respects.

9.3 No Proceedings. No Proceeding before any Governmental Body shall be pending, enacted or enforced wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.

9.4 Closing Deliveries. The Members shall have received each of the deliveries set forth in Section 2.3(b) hereto.

ARTICLE X

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions as of the Closing Date (any one or more of which may be waived):

10.1 Accuracy of Representations. The representations and warranties of the Members contained herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except for those representations and warranties, expressly required to be made as of a particular date, which shall be true and correct as of such date and except for those representations and warranties that contain Material Adverse Effect or other materiality qualifications, which shall be true and correct in all respects).

10.2 Covenants. Each of the covenants and other agreements contained in this Agreement to be complied with by the Seller Parties on or before the Closing Date shall have been complied with in all material respects.

10.3 No Proceedings. No Proceeding before any Governmental Body shall be pending, enacted or enforced wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.

10.4 Closing Deliveries. Buyer shall have received each of the deliveries set forth in Section 2.3(a) hereto.

10.5 Required Consents. Each of the Consents (or notices) required by or for the consummation of the transactions contemplated by this Agreement shall have been obtained (or given) by the Members or the Company, as applicable.

10.6 Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company.

ARTICLE XI

TERMINATION

11.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by any Party if a material breach of any provision of this Agreement has been committed by the Seller Parties (in the case of a termination by Buyer) or by Buyer (in the case of a termination by the Seller Parties) and such breach has not been waived;

(b) by Buyer if any of the conditions in Article X have not been satisfied on or before January 1, 2012 or if satisfaction of such a condition is or becomes impossible as of such date (other than through the failure of Buyer to comply with its obligations under this Agreement) and such condition has not been waived on or before the such date; or

(c) by mutual written consent of the Parties.

11.2 Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, all further obligations of the Parties under this Agreement will terminate, provided, however, that if this Agreement is terminated by a Party because of the breach of this Agreement by another Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement are not satisfied as a result of another Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination.

ARTICLE XII

SURVIVAL OF REPRESENTATIONS,

WARRANTIES, COVENANTS AND AGREEMENTS

12.1 Representations and Warranties. All representations and warranties in this Agreement and the certificates delivered pursuant hereto shall expire on the date which is the 36-month anniversary of the Closing Date, other than the following representations and warranties which shall expire as set forth below:

(a) the representations and warranties set forth in (i) Sections 3.1 (Capacity; Binding Obligation), 3.2 (Conflict), 4.1 and 5.1 (Organization and Good Standing), 4.2 and 5.2 (Authority; No Conflict), 3.4, 4.9 and 5.5 (Brokers and Finders), 4.5 (Title to Assets; Encumbrances) and 4.18 (Transactions with Affiliates) (the “Fundamental Representations and Warranties”) shall survive Closing without limitation as to time; and

(b) the representations and warranties set forth in Section 4.14 (Taxes) and 4.15 (Employee Matters/Employee Benefits) and shall expire upon the expiration of the applicable statute of limitations period plus six (6) months.

12.2 Covenants. Covenants and agreements that, by their express terms survive for a period expressly set forth herein shall survive for such period; all other covenants and agreements hereunder shall survive the Closing and continue in full force and effect indefinitely.

ARTICLE XIII

INDEMNIFICATION

13.1 Indemnification and Payment of Damages by the Seller Parties. From and after the Closing, the Seller Parties shall jointly and severally protect, defend, indemnify, and hold Buyer and its Affiliates harmless from and against any and all Damages sustained, incurred or suffered by or asserted, directly or indirectly, as a result of or relating to or arising out of:

(a) any breach of any representation or warranty made by the Seller Parties in this Agreement or in any certificate delivered by the Seller Parties in connection herewith (in each case, determined without giving effect to any qualifications therein referencing the terms “material” or “Material Adverse Effect” or other terms of similar import or effect);

(b) any breach by the Seller Parties or their respective Affiliates of any covenant or obligation of this Agreement; or

(c) the business or operations of the Company prior to the Closing, including, without limitation:

(i) any actions or omissions by the Seller Parties, the Company or their respective Representatives;

(ii) any amounts due pursuant to claims described in Section 4.7 (Legal Proceedings) of the Disclosure Schedules to the extent such claims relate to acts or omissions which occurred on or before the Closing Date and any and all liabilities relating to the business of the Company which relate to acts or omissions which occurred on or before the Closing Date; and

(iii) any claim made by a third party arising from, or with respect to, the operation of the Company prior to the Closing Date.

Except as otherwise provided herein, any assertion by Buyer that the Seller Parties are liable under the terms of this Section 13.1 must be made by Buyer in writing and must be sent to the Seller Parties on or prior to the expiration of the survival period of the particular representation, warranty or covenant as provided in Article XII hereof.

13.2 Indemnification and Payment of Damages by Buyer. Buyer shall protect, defend, indemnify, and hold the Members and their Affiliates harmless from and against any and all Damages sustained, incurred or suffered by or asserted, directly or indirectly, as a result of or relating to or arising out of:

(a) any breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer in connection herewith (in each case, determined without giving effect to any qualifications therein referencing the terms “material” or “Material Adverse Effect” or other terms of similar import or effect); or

(b) any breach by Buyer of any covenant or obligation of this Agreement.

Except as otherwise provided herein, any assertion by the Members that Buyer is liable under the terms of this Section 13.2 must be made by the Members in writing and must be sent to Buyer on or prior to the expiration of the survival period of the particular representation, warranty or covenant as provided in Article XII hereof.

13.3 General Indemnification Procedures.

(a) In the event that any Party incurs or suffers any Damages with respect to which indemnification may be sought by such Party pursuant to this Article XIII and such Party desires to assert an indemnification claim hereunder, the Party seeking indemnification (the “Indemnitee”) must assert the claim by giving written notice (a “Claim Notice”) to the Party or Parties, as the case may be, from whom indemnification is sought (each an “Indemnitor”), within the applicable time period described herein. The Claim Notice must state the nature and basis of the claim in reasonable detail based on the information available to the Indemnitee and, if the Claim Notice is being given with respect to a third Person claim must be accompanied by a copy of any written notice of the third Person claimant. Each Indemnitor to whom a Claim Notice is given shall respond to any Indemnitee that has given a Claim Notice (a “Claim Response”) within 30 days (the “Response Period”) after the date that the Claim Notice is given. Any Claim Response shall specify whether or not the Indemnitor given the Claim Response disputes the claim described in the Claim Notice or disputes Indemnitor’s alleged indemnification obligations hereunder. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice, or it indemnification obligations hereunder. If any Indemnitor elects not to dispute a claim or the indemnification for such claim as described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor (subject to any limitations otherwise described herein). If any Indemnitor shall be obligated to indemnify an Indemnitee hereunder, such Indemnitor shall pay to such Indemnitee within 30 days after the last day of the applicable Response Period the amount to which such Indemnitee shall be entitled. If there shall be a dispute as to the amount or manner of indemnification under this Agreement, the Indemnitor and the Indemnitee shall seek to resolve such dispute through negotiations and, if such is not resolved within 20 days, the Indemnitee may pursue an action or Proceeding for the recovery of the Damages claimed from any Indemnitor. If any Indemnitor fails to pay all or any part of any indemnification obligation on or before the later to occur of (x) 30 days after the last day of the applicable Response Period, and (y) if the Claim Notice relates to Damages that have not been liquidated as of the date of the Claim Notice, the date on which all or any part of such Damages shall have become liquidated and determined, then the Indemnitor shall also be obligated to pay to the Indemnitee interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate of ten percent.

(b) The Indemnitee shall provide to the Indemnitor all information and documentation reasonably requested and necessary to support and verify any Damages that the Indemnitee believes give rise to the claim for indemnification hereunder and shall give the Indemnitor reasonable access to all books, records and personnel in the possession or under the control of the Indemnitee that would have bearing on such claim.

13.4 Procedures for Indemnification — Third Party Claims or Proceedings.

(a) Promptly after receipt by an Indemnitee of notice of the commencement of any third-party claim or Proceeding under Section 13.1 or Section 13.2 against it, such Indemnitee will, if a claim is to be made or a Proceeding is to be initiated against an Indemnitor under such Section, send, to the Indemnitor, an appropriate Claim Notice, pursuant to Section 13.3, but the failure to notify the Indemnitor will not relieve the Indemnitor of any liability that it may have to any Indemnitee, except, and only to the extent that, the Indemnitor demonstrates that the defense of such action is materially prejudiced by the Indemnitor’s failure to provide such Claim Notice.

(b) If any claim or Proceeding referred to in Section 13.4(a) is brought against an Indemnitee and it provides an appropriate Claim Notice to the Indemnitor of the commencement of such claim or Proceeding, the Indemnitor will be entitled to participate in such claim or Proceeding and, to the extent that it wishes (unless the Indemnitor is also a party to such claim or Proceeding or the Indemnitee determines in good faith that joint representation would be inappropriate), to assume the defense of such claim or Proceeding with counsel reasonably satisfactory to the Indemnitee; provided that the Indemnitor provides written notice of its election to assume the defense of such claim or Proceeding to the Indemnitee within 10 days of receipt by the Indemnitor of the notice of claim by the Indemnitee, and, after delivery of such written notice from the Indemnitor to the Indemnitee, the Indemnitor will not, as long as it diligently conducts such defense, be liable to the Indemnitee under this Article XIII for any fees of other counsel or any other expenses with respect to the defense of such claim or Proceeding, in each case subsequently incurred by the Indemnitee in connection with the defense of such claim or Proceeding, other than reasonable costs of investigation. If the Indemnitor assumes the defense of a claim or Proceeding:

(i) it will be conclusively established for purposes of this Agreement that the claims made in that claim or Proceeding are within the scope of and subject to the indemnification provided herein;

(ii) no compromise or settlement of such claims or Proceedings may be effected by the Indemnitor without the Indemnitee’s consent unless: (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnitee, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnitor; and

(iii) the Indemnitee will have no liability with respect to any compromise or settlement of such claims affected without its consent.

(c) Notwithstanding the foregoing, if (i) the Indemnitor does not, within 20 days after the Indemnitee’s Claim Notice is given pursuant to this Section 13.4, give written notice to the Indemnitee of its election to assume the defense of such claim or Proceeding as permitted under Section 13.4(b), or (ii) the Indemnitee determines in good faith that there is a reasonable probability that a claim or Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, then in either case the Indemnitee may, by notice to the Indemnitor, assume the exclusive right to defend, compromise, or settle such claim or Proceeding, but, in such case the Indemnitor will not be bound by any compromise or settlement effected without its consent (which consent will not be unreasonably withheld) unless such compromise or settlement: (A) results in no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and (B) does not obligate the Indemnitor to pay monetary damages.

13.5 Limitations.

(a) Notwithstanding anything herein to the contrary, neither the Seller Parties, on one hand, nor Buyer, on the other hand, shall have any obligation to indemnify the other Party or Parties, as the case may be, or their respective Affiliates, pursuant to Section 13.1 or Section 13.2, as applicable, for Damages sustained or incurred with respect to all claims by such Party or Parties pursuant to Section 13.1 or Section 13.2 in excess of the Purchase Price.

(b) The limitations set forth in this Section 13.5 shall not apply to Damages related to (i) fraud, (ii) breaches of any Fundamental Representations and Warranties, (iii) Taxes, or (iv) breaches of any covenants.

13.6 Remedies; Adjustment.

(a) The Parties hereby acknowledge and agree that the rights and remedies set forth herein shall be in addition to, and not in lieu of, any other rights and remedies that the Parties may have arising out of, or relating to, this Agreement or the transactions contemplated hereby. Buyer shall have the right to recoup and set-off the amounts of any and all indemnification claims for which Buyer has given notice in accordance with Article XIII hereof from and against any and all amounts due or to become due to the Members from Buyer under this Agreement and any other agreement among the Parties, including, without limitation, from the Holding Company Shares to be issued pursuant to Section 2.4 hereof.

(b) Any indemnification payment made by a Party hereunder shall be deemed an adjustment to the consideration received by such Party hereunder.

ARTICLE XIV

GENERAL PROVISIONS

14.1 Expenses. Buyer shall be responsible for its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its agents, Representatives, counsel and accountants. The Seller Parties shall be responsible for the costs and expenses incurred by the Seller Parties and the Company in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of their agents, Representatives, counsel and accountants.

14.2 Public Announcements. Prior to the Closing, no Party, nor any of their respective Affiliates, shall make any public announcement or disclose any information with respect to this Agreement or the transactions contemplated herein, without the prior written consent of the other Parties. The Parties will consult with each other concerning the means by which the public, their respective employees, vendors and suppliers and others having dealings with such Party will be informed of the transactions contemplated herein.

14.3 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is also mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below:

If to Buyer:	With copies to (which shall not constitute notice hereunder):

Liquid Trading Holdings Limited	Reed Smith LLP
Address: Head Office	2500 One Liberty Place
4th Floor	1650 Market Street
1 Liverpool Street	Philadelphia, PA 19103
London	Fax: 215-851-1420
EC2M 7QD	Attention: Kevin Christmas, Esq.
United Kingdom
Fax:
Attention: Brian Ferdinand

If to the Seller Parties:	With a copy to (which shall not constitute notice hereunder):

To the address set forth under	Address:
their respective names on the	Fax:
signature page hereto.	Attention:

or at such other address as the Parties may designate by advance notice to the other Parties hereto.

14.4 Jurisdiction; Service of Process. Any action or Proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall only be brought in a state or federal court sitting in New York, New York and each of the Parties consents to the jurisdiction of such courts (and to the appropriate appellate courts) in any such action or Proceeding and waives any objection it may have now or hereafter to venue laid therein, including, without limitation, any objection based on the grounds of forum non conveniens, in the aforesaid courts. Each of the Parties, for itself and its successors and assigns, irrevocably agrees that all process in any such Proceeding may be affected by mailing a copy thereof in accordance with the procedures and to the address set forth in Section 14.3, and such service is to be effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law.

14.5 Waiver. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

14.6 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement among the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Parties.

14.7 Assignment. No Party may assign any of its rights under this Agreement without the prior written consent of the other Parties; provided, however, that (i) Buyer may assign any of its rights hereunder to any Affiliate and (ii) Gamberale may assign his rights to receive Holding Company Shares under Section 2.4 above to D&J Partners, LLC provided that in no event shall any such assignment relieve Gamberale of any of his obligations under this Agreement (including, without limitation, any indemnification obligations under Article XIII above). Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

14.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

14.9 Article and Section Headings, Construction. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Article”, “Articles”, “Section” or “Sections” refer to the corresponding Article, Articles, Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

14.10 Waiver of Jury Trial. EACH PARTY, TO THE EXTENT PERMITTED BY LEGAL REQUIREMENTS, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, EACH OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND ANY OTHER CONTRACTS OR TRANSACTIONS BETWEEN THE PARTIES, WHETHER OCCURRING BEFORE OR AFTER THE DATE OF THIS AGREEMENT.

14.11 Governing Law. This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.

14.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, shall be deemed one and the same agreement. Facsimile transmission of any signed original document or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

LIQUID TRADING HOLDINGS LIMITED

By:	/s/ Brian Ferdinand
Name: Brian Ferdinand Title: Director

SELLER PARTIES:

/s/ Joseph Gamberale		/s/ Edward Feigeles
Name: Joseph Gamberale		Name: Edward Feigeles

Address:	550 SE Mizner Blvd	Address:	190 EAST 72nd ST
509B, Boca Raton FL 33432		33rd Floor NY NY 10021
Fax:		Fax:
Attn:		Attn:

/s/ Douglas J. Von Allmen		/s/ John Allen
Name: Douglas J. Von Allmen		Name: John Allen

Address:	9 Isla Bahia Drive	Address:	8 Dorothy Ave
Ft Lauderdale FL 33316		Livingston NJ 07039
Fax:	954 - 463 - 7738	Fax:
Attn:		Attn:

D&L PARTNERS, L.P. By: D&L Management, Inc., its General Partner

By:	/s/ Douglas J. Von Allmen
Name: Douglas J. Von Allmen
Title: President

SCHEDULE I

Any Holding Company Shares to be issued pursuant Section 2.4(a)(i) or Section 2.4(b)(i) of the Agreement shall be distributed as follows:

Edward Feigeles: 21%

D&L Partners, L.P.: 79%

SCHEDULE II

Any Holding Company Shares to be issued pursuant Section 2.4(a)(ii) or Section 2.4(b)(ii) of the Agreement shall be distributed as follows:

Edward Feigeles: 15%

John Allen: 10%

Joseph Gamberale: 75%

SCHEDULE III

MEMBER LOANS

1. Superceding Promissory Note, dated on or about June 6, 2011, payable by Centurion South, LLC (n/k/a Centurion Capital Group, LLC) to D&L Partners, L.P. (the “D&L Note”).

2. Convertible Promissory Note, dated on or about November 22, 2010, payable by Joseph Gamberale to Edward Feigeles.

SCHEDULE 4.3

Total Assets & Liabilities

The total assets and liabilities (excluding the D&L Note, which shall be converted and canceled in full prior to Closing) of the Company are as follows:

Furniture and fixtures (net of depreciation)—$75,000

Accounts payable—$60,000

SCHEDULE 4.8

Material Contracts

1. Verizon—$1,000 minimum per month. Term ends May 2012.

2. Trade the News—$2,650 per month. Term ends March 2012 and renews for 6 month increments.

SCHEDULE 4.10

Absence of Changes

None.

SCHEDULE 4.11

Intellectual Property

None.

SCHEDULE 4.10

Insurance

None.

SCHEDULE 4.13

No Undisclosed Liabilities

None.

SCHEDULE 4.15

Employee Matters/Employee Benefits

(a) Amrita Sandhu. Monthly payment of $4,333.

(c) None.

SCHEDULE 4.16

Governmental Authorizations

None.

SCHEDULE 4.17

Capitalization

Name:	Units	Percentage Interest
Joseph Gamberale	37.5	37.5%
Edward Feigeles	15	15%
John Allen	10	10%
D&L Partners, L.P.	37.5	37.5%